

Cecily Brown

INVEST NOW

Considered to be one of the most important and influential contemporary living artists.

DEAL TERMS

SIMILAR SALES

BIOGRAPHY

MEDIA

DOCUMENTS

BRITISH, 1969

CECILY BROWN

Girl Trouble

signed 'Cecily' (lower left); signed and dated
'Cecily Brown 99' (on the reverse)
oil on canvas
100 × 110 ⅛in. (254 × 279.7cm.)
Painted in 1999



WHY WE LIKE THIS PAINTING


04:25

1999 is one of the most desirable years for Cecily Brown, considered seminal for her career. 4 out of 5 record prices are for works completed in 1998-1999. The most expensive work, *Suddenly Last Summer*, from this period was sold in 2018 for $6.8 million.

Girl Trouble is a particularly arresting and powerful example; the viewer is allowed a glimpse into a private space, where two enigmatic women are grouped to the right of the canvas, while the central, most provocative, and clearly painted figure inspects herself in the mirror. As with many of Cecily Brown's paintings, the narrative is obscured by the abstraction synonymous with her work, which only heightens our awareness of the building tension in the scene.

As one of the leading female artists in today's market, Cecily Brown draws on her deep connection to London's vibrant art scene, while the price acceleration for her works in the last decade is unparalleled by her peers. This work has the scale, compositional complexity and color range that you want in a Cecily Brown.

Deal Terms

THE PAINTING

Girl Trouble

Masterworks acquired Girl Trouble, 1999, which hangs at 110 inches by 110 ⅛ inches, at Christie's Evening Sale of Post War and Contemporary Art in London on February 12th, 2020. Painted in 1999, Girl Trouble has the scale, compositional complexity and color range emblematic of Cecily Brown's painterly language from this period. As with many of Cecily Brown's paintings, the narrative is obscured by the abstraction synonymous with her work, which only heightens our awareness of the building tension in the scene.



Girl Trouble
1999

signed 'Cecily' (lower left); signed and dated 'Cecily Brown 99' (on the reverse)
oil on canvas
100 × 110 1/8 in. (254 × 279.7cm.)
Painted in 1999

HISTORICAL PERFORMANCE OF SIMILAR WORKS

15.8%*

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modelling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance may not be indicative of future performance.

The set of similar sales is comprised of paintings by Cecily Brown with the following criteria: colorful works finished between January 1, 1998 and December 31, 2001 of a large scale, defined as greater than 60 inches by 70 inches, where exclusively male subjects and untitled works were excluded. The data was sourced from publicly available auction records and does not include private sales.

APPRAISED VALUE

$2,700,000

Immediately prior to purchase, the painting was appraised for $2,700,000 by a third-party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals.

OFFERING SIZE

$2,144,000

SEC FILING

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov/edgar—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings



$7.0M
$5.6M
$4.2M
$2.8M
$1.4M
0
1999
2003
2007
2011
2015
2019

Reflects composite CAGR of sales prices for a group of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the chart is unique and historical performance of the chart is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

The set of similar sales is comprised of paintings by Cecily Brown with the following criteria: colorful works finished between January 1, 1998 and December 31, 2001 of a large scale, defined as greater than 60 inches by 70 inches, where exclusively male subjects and untitled works were excluded. The data was sourced from publicly available auction records and does not include private sales.

Sale Price	**$5,483,391**



Night Passage

Auction House	Christie's
Sale Date	Mar 6, 2019
Year Created	1999
Sold For	**$4,120,690**



Confessions of a Window Cleaner

Auction House	Sotheby's
Sale Date	May 16, 2019
Years Created	2000-2001
Sale Price	**$3,620,000**

Historical Returns

Historical price appreciation reflects an annualized median return for all artworks (rather than securities) bought and sold at auction, including purchase and sale commissions paid to the auction house. Historical returns are also not comparable to or intended to represent or be a proxy for returns on Masterworks shares. Past performance is no guarantee of future results, and an investor can lose money

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE **$88,125**

SALE PRICE **$842,500**

TOTAL RETURN

▲ **9.56x** (8 years)



PURCHASE PRICE **$95,600**

SALE PRICE **$881,171**

TOTAL RETURN

▲ **9.22x** (13 years)



PURCHASE PRICE **$110,500**

SALE PRICE **$782,500**

TOTAL RETURN

▲ **7.08x** (11 years)



PURCHASE PRICE **$4,935**

SALE PRICE **$27,500**

TOTAL RETURN

▲ **5.57x** (15 years)



PURCHASE PRICE **$632,000**

SALE PRICE **$3,620,000**

TOTAL RETURN

▲ **5.73x** (13 years)



PURCHASE PRICE **$951,912**

SALE PRICE **$4,116,968**

TOTAL RETURN

▲ **4.32x** (12 years)

MORE RESULTS

Biography

Cecily Brown (b. 1969, Britain) is considered to be one of the most important contemporary artists living today. The year after Brown received her BFA in 1993, from the Slade School of Art, she moved to New York to distance herself from the dominant artistic movement in London, known as the YBAs, or Young British Artists, which was focused on new media. Cecily Brown differs from many of her contemporaries; she presents a distinctly female point of view, while drawing on a rich art historical tradition of both abstraction and figurative painting. In addition to numerous solo shows, her work has been displayed and is owned by some of the most influential cultural institutions in the US, and abroad, including the Solomon R. Guggenheim Museum (New York), the Broad Museum (Los Angeles), the Museum of Modern Art (New York), the Tate Modern (London), among many others. Brown has also had two major solo survey shows: at the Louisiana Museum in Denmark and at the Hirshhorn Museum and Sculpture Center in Washington, DC.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$22,509,753

2019 TOTAL LOTS SOLD

25

Media



Documents

Offering Circular	Official Filing on sec.gov/edgar
Provenance	Gagosian Gallery, New York. Private Collection (acquired from the above in 1999). Denver Art Museum, Denver (gifted from the above in 2001). Christie's New York, 18 May 2018, lot 847. Acquired at the above sale by the present owner.
Further Reading	Post-War and Contemporary Art Evening Sale, February 12, 2020 (please note that the information from the above is to not be construed as part of our offering materials)

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